EXHIBIT 16.1

April 23, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statement about our firm included under Item 4.01 of the Form 8-K dated April 23, 2007, with regards to the change in auditors for Eugene Science, Inc., and agree with the statements regarding our firm contained in the Form 8-K.